EXHIBIT 99.1

United-Guardian Reports 1st Quarter Increase in Sales

HAUPPAUGE, N.Y., May 13, 2020 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net sales for the first quarter of 2020 increased by 4% over the same quarter last year, increasing from $3,180,318 in 2019 to $3,322,914 this year. Net income decreased from $1,222,694 ($0.27 per share) in 2019 to $790,307 ($0.17 per share) this year, which was primarily due to the decrease in value of the company’s marketable securities.

Ken Globus, President of United-Guardian, stated, “Despite the severe impact on the economy of the coronavirus, our first quarter sales remained strong, and continued to be so in April. As an “essential business” we have remained in operation during this coronavirus pandemic, albeit on a reduced and staggered schedule, and we have been able to maintain production and continue to fill orders. The decline in net income was due to the decreased market value of our investments, which resulted from the substantial stock market decline that occurred during the first quarter of 2020. As a result of a change in accounting rules in 2018, companies are now required to include in net income any fluctuations in the market value of their marketable securities, even though no actual gains or losses are experienced. Had it not been for that accounting change, our earnings would have been significantly higher, since our income from operations actually increased from $1,246,352 to $1,310,576. While it is likely that in the coming months we could see a decline in sales of our cosmetic ingredients as the global impact of the coronavirus continues, we are hopeful that sales of our pharmaceutical and medical products will remain strong.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Ken Globus
(631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2020 and MARCH 31, 2019*

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
	2020	2019

Net Sales	$3,322,914	$3,180,318

Costs and expenses:
Cost of sales	1,389,331	1,288,345
Operating expenses	515,275	546,962
Research and development	107,732	98,659
Total costs and expenses	2,012,338	1,933,966
Income from operations	1,310,576	1,246,352

Other (expense) income:
Investment income	44,067	44,167
Net (loss) gain on marketable securities	(356,595)	257,194
Total other (expense) income	(312,528)	301,361
Income before provision for income taxes	998,048	1,547,713

Provision for income taxes	207,741	325,019

Net income	$790,307	$1,222,694

Earnings per common share (basic and diluted)	$0.17	$0.27

Weighted average shares – basic and diluted	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.